Exhibit 99.1

Cohu Reports Fourth Quarter Operating Results

POWAY, Calif., February 1, 2012 -- Cohu, Inc. (NASDAQ:COHU) today reported fiscal 2011 fourth quarter net sales of $66.6 million and GAAP net income of $0.7 million or $0.03 per share. Net sales for the twelve months ended 2011 were $309.0 million and GAAP net income was $15.7 million or $0.64 per share.

The Company also reported non-GAAP results, with fourth quarter 2011 net income of $2.8 million or $0.12 per share and net income of $23.4 million or $0.96 per share for the twelve months ended 2011.

GAAP Results
	Q4 FY 2011	Q3 FY 2011	Q4 FY 2010
Net sales	$ 66.6 million	$ 71.8 million	$ 96.9 million
Net income	$ 0.7 million	$ 3.4 million	$ 9.4 million
Income per share	$0.03	$0.14	$0.39
	12 Months 2011	12 Months 2010
Net sales	$ 309.0 million	$ 322.7 million
Net income	$ 15.7 million	$ 24.6 million
Income per share	$0.64	$1.02

Non-GAAP Results
	Q4 FY 2011	Q3 FY 2011	Q4 FY 2010
Non-GAAP net income	$ 2.8 million	$ 5.1 million	$ 11.7 million
Non-GAAP income per share	$0.12	$0.21	$0.48
	12 Months 2011	12 Months 2010
Non-GAAP net income	$ 23.4 million	$ 33.2 million
Non-GAAP income per share	$0.96	$1.38

Sales of semiconductor equipment accounted for 78% of fiscal 2011 fourth quarter sales. Microwave communications equipment and video cameras and related equipment contributed 14% and 8%, respectively, for the same period.

Orders were $44.0 million for the fourth quarter of 2011 and $61.4 million for the third quarter of 2011. Orders for semiconductor equipment were $33.9 million in the fourth quarter of 2011 compared to $48.5 million in the third quarter of 2011. Total consolidated backlog was $51.9 million at December 31, 2011 compared to $74.5 million at September 24, 2011. Cohu expects first quarter 2012 sales to be approximately $50 million.

James A. Donahue, Chairman, President and Chief Executive Officer stated, “During the fourth quarter, we received the first order for our next-generation gravity-feed handler, from a global automotive IC company. Additional evaluations are planned or underway.”

Donahue concluded, “Though SEMI reported that orders for back-end semiconductor equipment were essentially flat during the four months ended December, 2011, recent comments from certain semiconductor equipment and IC companies suggest that a bottom has been reached and that business conditions are expected to improve as we move past the Lunar New Year holiday. Recently we are seeing increased customer activity, particularly for automotive and consumer applications.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on April 20, 2012 to shareholders of record on March 6, 2012. Cohu has paid consecutive quarterly cash dividends since 1977.

Use of Non-GAAP Financial Information:

Included within this press release are non-GAAP financial measures that supplement the Company’s Condensed Consolidated Statements of Income prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company’s actual results prepared under GAAP to exclude charges and the related income tax effect for share-based compensation, the amortization of acquired intangible assets and inventory step-up adjustments. Reconciliations of GAAP to non-GAAP amounts for the periods presented herein are provided in schedules accompanying this release and should be considered together with the Condensed Consolidated Statements of Income.

These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information can assist investors in evaluating the Company’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.

Forward Looking Statements:

Certain matters discussed in this release, including statements concerning Cohu’s expectations of business conditions, orders, sales, revenues and operating results are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, inventory, goodwill and other intangible asset write-downs; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; our reliance on third-party contract manufacturers; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; customer orders may be canceled or delayed; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

About Cohu:

Cohu is a supplier of test handling, burn-in, thermal subsystems and MEMS test solutions used by the global semiconductor industry, microwave communications and video equipment.

Cohu will be conducting their conference call on Wednesday, February 1, 2012 at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones - Investor Relations (858) 848-8106

COHU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended (1)		Twelve Months Ended (1)
	December 31,	December 25,	December 31,	December 25,
	2011	2010	2011	2010

Net sales	$66,559	$96,902	$308,968	$322,667
Cost and expenses:
Cost of sales	45,147	64,411	208,839	212,672
Research and development	9,039	9,741	36,230	36,201
Selling, general and administrative	11,168	12,252	46,563	44,117

	65,354	86,404	291,632	292,990

Income from operations	1,205	10,498	17,336	29,677
Interest and other, net	102	122	442	561

Income before income taxes	1,307	10,620	17,778	30,238
Income tax provision	588	1,192	2,059	5,594

Net income	$719	$9,428	$15,719	$24,644

Income per share:
Basic	$0.03	$0.39	$0.65	$1.04

Diluted	$0.03	$0.39	$0.64	$1.02

Weighted average shares used in computing income per share:
Basic	24,259	23,922	24,134	23,732

Diluted	24,559	24,323	24,501	24,097

(1)	The three- and twelve-month periods ended December 31, 2011 and December 25, 2010 were comprised of 14 weeks and 13 weeks and 53 weeks and 52 weeks, respectively.

COHU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands) (Unaudited)

	December 31, 2011	December 25, 2010

Assets:
Current assets:
Cash and investments	$105,002	$98,175
Accounts receivable	41,922	66,801
Inventories	82,689	63,224
Deferred taxes and other	14,203	12,017

Total current assets	243,816	240,217
Property, plant & equipment, net	36,981	39,804
Goodwill	58,060	58,498
Intangible assets, net	21,828	26,523
Other assets	923	1,001

Total assets	$361,608	$366,043

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$2,821	$14,834
Other current liabilities	49,050	56,700

Total current liabilities	51,871	71,534
Deferred taxes and other noncurrent liabilities	18,706	19,784
Stockholders’ equity	291,031	274,725

Total liabilities & stockholders’ equity	$361,608	$366,043

COHU, INC.

Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	December 31, 2011	September 24, 2011	December 25, 2010

Income from operations - GAAP basis (a)	$1,205	$2,660	$10,498

Non-GAAP adjustments:
Share-based compensation included in (b):
Cost of goods sold	138	101	64
Research and development	491	262	334
Selling, general and administrative	749	560	602

	1,378	923	1,000

Amortization of intangible assets included in (c):
Cost of goods sold	875	919	1,325
Research and development	-	-	-
Selling, general and administrative	162	170	210

	1,037	1,089	1,535

Income from operations - non-GAAP basis (d)	$3,620	$4,672	$13,033

Net income - GAAP basis	$719	$3,376	$9,428
Non-GAAP adjustments (as scheduled above)	2,415	2,012	2,535
Tax effect of non-GAAP adjustments (e)	(303)	(317)	(285)

Net income - non-GAAP basis	$2,831	$5,071	$11,678

GAAP net income per share - diluted	$0.03	$0.14	$0.39

Non-GAAP net income per share - diluted (f)	$0.12	$0.21	$0.48

Management believes the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods and these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. Management views share-based compensation as an expense that is unrelated to the Company’s operational performance as it does not require cash payments and can vary in amount from period to period and the elimination of amortization charges provides better comparability of pre and post-acquisition operating results and to results of businesses utilizing internally developed intangible assets. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures. The presentation of non-GAAP financial measures above may not be comparable to similarly titled measures reported by other companies and investors should be careful when comparing our non-GAAP financial measures to those of other companies.

(a)	1.8%, 3.7% and 10.8% of net sales, respectively.

(b)	To eliminate compensation expense for employee stock options, restricted stock units and our employee stock purchase plan.

(c)	To eliminate the amortization of intangible assets acquired in the fiscal 2008 acquisition of Rasco for the three months ended December 31, 2011 and September 24, 2011 and the amortization of intangible assets acquired in the fiscal 2008 acquisition of Rasco, the fiscal 2007 acquisition of Tandberg Television AVS GmbH and the fiscal 2006 acquisition of Unigen for the three months ended December 25, 2010.

(d)	5.4%, 6.5% and 13.4% of net sales, respectively.

(e)	To adjust the provision for income taxes related to the adjustments described in notes (b) and (c) above based on applicable tax rates.

(f)	Computed using number of GAAP diluted shares outstanding for each period presented.

COHU, INC.

Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures (Unaudited)

(in thousands, except per share amounts)

	Twelve Months Ended
	December 31, 2011	December 25, 2010

Income from operations - GAAP basis (a)	$17,336	$29,677

Non-GAAP adjustments:
Share-based compensation included in (b):
Cost of goods sold	421	297
Research and development	1,355	1,121
Selling, general and administrative	2,511	2,125

	4,287	3,543
Amortization of intangible assets included in (c):
Cost of goods sold	3,946	5,229
Research and development	-	-
Selling, general and administrative	699	830

	4,645	6,059

Inventory step-up included in cost of goods sold (d)	-	180

Income from operations - non-GAAP basis (e)	$26,268	$39,459

Net income - GAAP basis	$15,719	$24,644
Non-GAAP adjustments (as scheduled above)	8,932	9,782
Tax effect of non-GAAP adjustments (f)	(1,221)	(1,204)

Net income - non-GAAP basis	$23,430	$33,222

GAAP net income per share - diluted	$0.64	$1.02

Non-GAAP net income per share - diluted (g)	$0.96	$1.38

Management believes the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods and these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. Management views share-based compensation as an expense that is unrelated to the Company’s operational performance as it does not require cash payments and can vary in amount from period to period and the elimination of amortization charges provides better comparability of pre and post-acquisition operating results and to results of businesses utilizing internally developed intangible assets. Management has excluded inventory step-up costs associated with our acquisition of Rasco, primarily because it is not reflective of our ongoing operating results, and is not used by management to assess the core profitability of our business operations. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures. The presentation of non-GAAP financial measures above may not be comparable to similarly titled measures reported by other companies and investors should be careful when comparing our non-GAAP financial measures to those of other companies.

(a)	5.6% and 9.2% of net sales, respectively.

(b)	To eliminate compensation expense for employee stock options, restricted stock units and our employee stock purchase plan.

(c)	To eliminate the amortization of intangible assets acquired in the fiscal 2008 acquisition of Rasco, the fiscal 2007 acquisition of Tandberg Television AVS GmbH and the fiscal 2006 acquisition of Unigen.

(d)	To eliminate the inventory step-up associated with certain semiconductor test systems sold.

(e)	8.5% and 12.2% of net sales, respectively.

(f)	To adjust the provision for income taxes related to the adjustments described in notes (b), (c) and (d) above based on applicable tax rates.

(g)	Computed using number of GAAP diluted shares outstanding for each period presented.